Exhibit 10.42

RESTRICTED STOCK AGREEMENT

FOR THE GRANT OF RESTRICTED STOCK UNDER THE

TIDEWATER INC. 2009 STOCK INCENTIVE PLAN AND THE

TIDEWATER INC. 2006 STOCK INCENTIVE PLAN

THIS AGREEMENT is entered into as of March 16, 2011, by and between Tidewater Inc., a Delaware corporation (“Tidewater”), and [            ] (the “Employee”).

WHEREAS, the Employee is a key employee of Tidewater or one of its subsidiaries and Tidewater considers it desirable and in its best interest that the Employee be given an added incentive to advance the interests of Tidewater in the form of restricted shares of common stock of Tidewater, $0.10 par value per share (the “Common Stock”) in accordance with the Tidewater Inc. 2009 Stock Incentive Plan (the “2009 Plan”), which was approved by Tidewater’s stockholders at their 2009 annual meeting; and

WHEREAS, Tidewater considers it desirable and in its best interest to make an additional grant of restricted shares of Common Stock to the Employee, in accordance with the Tidewater Inc. 2006 Stock Incentive Plan (the “2006 Plan” and, together with the 2009 Plan, the “Plans” and each, a “Plan”), which was approved by Tidewater’s stockholders at their 2006 annual meeting. Tidewater and its subsidiaries shall be collectively referred to herein as the “Company.”

NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:

I.

Restricted Stock

1.1 2011 Grant. Effective on the Date of Grant, Tidewater hereby grants to Employee a restricted stock award of [            ] shares of Common Stock (the “2011 Grant”) under the 2009 Plan, subject to the terms, conditions, and restrictions set forth in the 2009 Plan and in this Agreement.

1.2 Special Grant. Effective on the Date of Grant, Tidewater hereby grants to the Employee an additional restricted stock award of [            ] shares of Common Stock (the “Special Grant” and, together with the 2011 Grant, the “Restricted Stock”) under the 2006 Plan, subject to the terms, conditions, and restrictions set forth in the 2006 Plan and in this Agreement.

1.3 Award Restrictions. The period during which the restrictions imposed on the Restricted Stock by the applicable Plan and this Agreement are in effect is referred to herein as the “Restricted Period.” During the Restricted Period, the Employee shall be entitled to all rights of a stockholder of Tidewater, including the right to vote the shares and, except with regard to any shares of Performance-Based Restricted Stock (as defined in Section 1.4(a) below), to receive all dividends and other distributions declared thereon. All dividends and other distributions relating to any Performance-Based Restricted Stock will accrue when declared and be paid to the Award Recipient only upon the vesting of the related Performance-Based Restricted Stock. The right to vote the Restricted Stock and any right to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered during the Restricted Period.

1.4 Vesting Terms.

(a) Types of Restricted Stock. [            ] of the shares of 2011 Grant and all of shares of the Special Grant shall vest based on the continued employment of the Employee as provided in Section 1.4(b) below (the “Time-Based Restricted Stock”). The remaining [            ] of the shares of 2011 Grant shall vest based upon continued employment and the satisfaction of performance criteria as provided in Section 1.4(c) below (the “Performance-Based Restricted Stock”).

(b) Time-Based Restricted Stock. The Restricted Period for the Time-Based Restricted Stock shall end and the shares of Time-Based Restricted Stock shall become vested and freely transferable as set forth below if, except as provided in Section 1.4(d), the Employee remains employed by the Company on such dates:

Percentage of Special Grant	Percentage of Time-Based Restricted Stock in 2011 Grant	Vesting Date
25%	25%	March 16, 2012
25%	25%	March 16, 2013
25%	25%	March 16, 2014
25%	25%	March 16, 2015

(c) (i) Performance-Based Restricted Stock. The Restricted Period for the Performance-Based Restricted Stock shall end and the shares of Performance-Based Restricted Stock shall become vested and freely transferable on the later of May 1, 2015 or the date on which Tidewater’s Form 10-K for the fiscal year ending March 31, 2015 is filed with the SEC, subject to (A) continued employment through the end of the Restricted Period, except for termination as a result of death or Disability as provided in Section 1.4(d); and (B) the simple average of the Return on Capital Employed (“SAROCE”) of each of the four fiscal years included in the Performance Period equaling or exceeding 9% (the weighted average cost of capital in place as of April 1, 2011) (the “Performance Metric”). The “Performance Period” shall consist of the four fiscal years during the period that begins April 1, 2011 and ends March 31, 2015.

(ii) If the Performance Metric is not met, then all shares of Performance-Based Restricted Stock and related dividends will be immediately forfeited and canceled.

(iii) “Return on Capital Employed” (“ROCE”), which is also referred to as return on total capital, shall be calculated consistent with the Company’s normal calculations of economic value added (“EVA”) for the annual bonus program. ROCE equals net operating profit after taxes (“NOPAT”) divided by Average Capital Employed. NOPAT equals revenues less operating expenses (including depreciation) and taxes on operating profit. Average Capital Employed equals the average of fixed assets plus working capital.

(iv) Certain adjustments to NOPAT and Average Capital Employed will be made in determining ROCE. Accordingly, the following items will be added to or subtracted from NOPAT and Average Capital Employed as reported in the Company’s financial statements in order to determine ROCE and Average Capital Employed for purposes of this Agreement:

(A) Cumulative effect of accounting changes;

(B) Extraordinary items, as that term is defined in Accounting Principles Board Opinion #30;

(C) Discontinued operations;

(D) Unusual or infrequently occurring items (less the amount of related income taxes), as that term is used in Accounting Principles Board Opinion #30; and

(E) All other items that resulted in adjustments to the EVA calculation for purposes of determining the annual bonuses paid by the Company for the fiscal year ending March 31, 2011 and prior fiscal years.

(v) Prior to any vesting of Performance-Based Restricted Stock hereunder, the Committee shall certify in writing, by resolution or otherwise, the SAROCE level achieved as compared to the Performance Metric and whether the shares of Performance-Based Restricted Stock have vested.

II.

Book Entry

2.1 The Company’s Stock Issuance Records. A book entry in the Company’s stock issuance records shall reflect the Restricted Stock as registered in the name of the Employee and that during the Restricted Period the transferability of shares of Restricted Stock is restricted in accordance with the terms and conditions (including conditions of forfeiture) contained in the applicable Plan and this Agreement and that copies of the applicable Plan and Agreement are on file in the office of the Secretary of Tidewater.

2.2 Removal of Restrictions. Upon termination of the Restricted Period with respect to all or a portion of the Restricted Stock, Tidewater shall cause the restrictions on transfer reflected in the book entry with respect to such shares to be removed and upon the Participant’s request, shall cause a stock certificate without a restrictive legend covering the vested Restricted Stock to be issued in the name of the Employee or his nominee. Upon removal of the restrictive legend from the book entry or upon receipt of a stock certificate without a restrictive legend, the Employee is free to hold or dispose of such shares, subject to applicable securities laws.

III.

Defined Terms

The definition of all capitalized terms used herein and not otherwise defined herein shall be as provided in the applicable Plan.

IV.

Recovery Right of the Company

The Company has the right to recover any Restricted Stock issued under either Plan to the Employee, if (a) the grant, vesting, or value of such awards was based on the achievement of financial results that were subsequently the subject of a restatement; (b) the Employee is subject to the Company’s Executive Compensation Recovery Policy; (c) the Employee engaged in intentional misconduct that caused or partially caused the need for the restatement; and (d) the effect of the restatement was to decrease the financial results such that such grant would not have been earned or would have had a lesser value. The Employee accepts the Restricted Stock subject to such recovery rights of the Company and in the event the Company exercises such rights, the Employee shall promptly return the Restricted Stock to the Company upon demand. If the Employee no longer holds the Restricted Stock at the time of demand by the Company, the Employee shall pay to the Company, without interest, all cash, securities, or other assets received by the Employee upon the sale or transfer of such shares. The Company may, if it chooses, effect such recovery by withholding from other amounts due to the Employee by the Company.

V.

Withholding Taxes

At any time that the Employee is required to pay to the Company an amount required to be withheld under the applicable income tax laws in connection with the lapse of restrictions on Restricted Stock, unless the Employee has previously provided the Company with payment of all applicable withholding taxes, the Company shall withhold from the shares of Restricted Stock on which the restrictions are lapsing shares with a value equal to the minimum statutory amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax required to be withheld is determined.

VI.

No Contract of Employment Intended

Nothing in this Agreement shall confer upon the Employee any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Employee’s employment relationship with the Company at any time.

VII.

Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, and successors.

VIII.

Amendment, Modification or Termination

The Committee may amend, modify, or terminate any Restricted Stock at any time prior to vesting in any manner not inconsistent with the terms of the applicable Plan. If the Restricted Stock is intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may not use its discretion to increase the compensation payable to the Employee hereunder in violation of the “performance-based compensation” requirements of Section 162(m) of the Code. Notwithstanding the foregoing, no amendment, modification, or termination may materially impair the rights of an Employee hereunder without the consent of the Employee.

IX.

Inconsistent Provisions

The Restricted Stock granted hereby are subject to the provisions of the applicable Plan, as in effect on the date hereof and as it may be amended. In the event any provision of this Agreement conflicts with such a provision of the applicable Plan, the Plan provision shall control. The Employee acknowledges that a copy of each Plan was distributed to the Employee and that the Employee was advised to review such Plans prior to entering into this Agreement. The Employee waives the right to claim that the provisions of the Plans are not binding upon the Employee and the Employee’s heirs, executors, administrators, legal representatives, and successors.

X.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

XI.

Severability

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Employee and Tidewater intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

XII.

Entire Agreement; Modification

The Plans and the Agreement contain the entire agreement between the parties with respect to the subject matter contained herein. The Agreement may not be modified without the approval of the Committee and the Employee, except as provided in the applicable Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

XIII.

Section 83(b) Election

The Employee has reviewed with the Employee’s own tax advisors the federal, state, local, and foreign tax consequences of the transactions contemplated by this Agreement. The Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Employee understands that the Employee (and not the Company) shall be responsible for the Employee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement. The Employee understands that the Employee may elect to be taxed at the time the shares of Restricted Stock are granted by filing an election under Section 83(b) of the Code with the IRS within thirty days from the Date of Grant and providing a copy to the Company. The Employee acknowledges that it is the Employee’s sole responsibility and not the Company’s to file timely the election under Section 83(b), even if the Employee requests the Company or its representatives to make this filing on the Employee’s behalf.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TIDEWATER INC.

Dean E. Taylor
Chairman, President and
Chief Executive Officer

[Employee Name]